Exhibit 5.4

March 6, 2014

Ten Broeck Tampa, LLC

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

The Refuge, A Healing Place, LLC

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Florida counsel to Ten Broeck Tampa, LLC, a Florida limited liability company (“Ten Broeck”) and The Refuge, A Healing Place, LLC, a Florida limited liability company (“The Refuge”; together with Ten Broeck, the “Florida Entities”) in connection with the Florida Entities’ proposed guaranty, along with other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 6.125% Senior Notes due 2021 (“Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (“Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”) to be filed with the Securities and Exchange Commission (“Commission”) on or about March 6, 2014, under the Securities Act of 1933, as amended (“Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by the Florida Entities (“Guarantees”), along with other guarantors. The Exchange Notes and Guarantees are to be issued pursuant to an Indenture dated as of March 12, 2013, by and among Company, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as supplemented (“Indenture”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of various documents, including the following:

(i) the Indenture;

(ii) the Registration Statement;

(iii) the Registration Rights Agreement dated as of March 12, 2013, among the Company, the Florida Entities, the other guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated; and

(iv) The following documents (hereinafter referred to as the “Charter Documents”):

A. Articles of Organization of Ten Broeck, certified by the Secretary of State of the State of Florida (“Florida Secretary”) on February 7, 2014;

B. Articles of Organization of The Refuge, certified by the Florida Secretary on February 7, 2014;

Ten Broeck Tampa, LLC

The Refuge, A Healing Place, LLC

March 6, 2014

C. Operating Agreement of Ten Broeck dated December 31, 2013, certified as true, correct and complete by Ten Broeck;

D. Operating Agreement of The Refuge dated August 1, 2013, certified as true, correct and complete by The Refuge;

E. Certificates of Active Status for each of Ten Broeck and The Refuge, issued by the Florida Secretary on February 18, 2014;

F. Secretary’s Certificate of the Florida Entities dated as of March 6, 2014;

G. Resolutions of the sole member for Ten Broeck dated February 26, 2014; and

H. Resolutions of the sole member for The Refuge dated February 26, 2014.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Florida Entities and the due authorization, execution and delivery of all documents by the parties thereto other than the Florida Entities. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and the Florida Entities.

We have also assumed that:

(i) the Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement;

(ii) any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary;

(iii) the Outstanding Notes (as defined in the Registration Statement) have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;

(iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and

(v) the Company and Florida Guarantors will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Exchange Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

Based solely on the foregoing, and in reliance thereon, and subject to the assumptions, limitations, and exceptions set forth herein, we are of the opinion that:

1. Ten Broeck is a limited liability company organized, validly existing, and with active status under the laws of the State of Florida.

2. The Refuge is a limited liability company organized, validly existing, and with active status under the laws of the State of Florida.

Ten Broeck Tampa, LLC

The Refuge, A Healing Place, LLC

March 6, 2014

3. Each Florida Entity has all requisite company power and authority, as applicable, to enter into and perform its obligations under the Indenture and the Guarantees.

4. The execution, delivery, and performance by each of the Florida Entities of each of the Indenture and Guarantee and the consummation of the transactions contemplated thereby have been duly authorized by all requisite limited liability company action, as applicable, necessary on the part of the Florida Entities under their respective Charter Documents.

5. Each of the Florida Entities has duly executed and delivered the Indenture.

6. The execution and delivery by each Florida Entity of the Indenture and the Guarantees and the performance by each Florida Entity of its obligations thereunder (including with respect to the Guarantees) do not and will not contravene, conflict with, or violate any of (i) the Charter Documents of each Florida Entity or (ii) any statute or governmental rule or regulation of the State of Florida.

7. No consent, authorization, approval, or filing with any state, or local governmental agencies, authorities, or instrumentalities was required in connection with the execution and delivery of the Indenture or is required for the issuance by each of the Florida Entities of the Guarantees.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any law except the laws of the State of Florida and the Florida case law decided thereunder and (ii) the “Blue Sky” laws and regulations of Florida.

This opinion is limited to the specific issues addressed herein and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligations to revise or supplement this opinion after the date of the effectiveness of the Registration Statement should the present laws of the State of Florida be changed by legislative action, judicial decision or otherwise.

Waller Lansden Dortch & Davis, LLP may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.1 to the Registration Statement, to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

CARLTON FIELDS JORDEN BURT, P.A.

By:	/s/ Shannon B. Gray
Shannon B. Gray